American Lorain Announces Results of its Annual Meeting of Stockholders

Also Announces Name Change and Reverse Split Ratio

LINYI CITY, China, Sept. 28, 2018 /PRNewswire/ -- American Lorain Corporation (the "Company") (NYSE American: ALN) announced today the results of its annual meeting of stockholders held on September 26, 2018 in Junan County, Shandong, China. At the meeting, stockholders approved, among other things, a name change of the Company from "American Lorain Corporation" to "Planet Green Holdings Corp." and a reverse stock split of the Company's outstanding common stock of not less than 10-for-1 and not more than 25-for-1.

The Company's Board of Directors subsequently approved a reverse split ratio of 25-for-1, effective October 1, 2018 ("Effective Time"). The Company's common stock will open for trading on NYSE American on October 1, 2018 on a post-split basis under its new name and under a new trading symbol "PLAG." Upon effectiveness of the reverse stock split, every 25 shares of the Company's common stock issued and outstanding as of the Effective Time will be consolidated into one issued and outstanding share. Should the reverse stock split result in any of the Company's stockholders owning a fractional share, such fractional share will be rounded up to the nearest whole share. The reverse stock split is intended to cure the price condition deficiency under NYSE American 1003f(v) and restore the Company to compliance under the continued listing criteria set forth in the rules of NYSE American.

The Company has retained its transfer agent, Direct Transfer LLC, formerly Interwest Transfer Co., Inc., a division of Issuer Direct Corporation ("Issuer Direct"), to act as its exchange agent for the reverse stock split. Stockholders of record as of the Effective Time who wish to exchange their stock certificates may contact Issuer Direct by telephone at (801) 272-9294 or by email at info@interwesttc.com. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

At the annual meeting, stockholders also approved and ratified (i) the election of Hongxiang Yu, Yimin Jin, Yuguo Zhang, Yilei Shao and Guangming Fang as directors of the Company, (ii) the sale of an aggregate of 58,823,530 shares of the Company's common stock to Yimin Jin, the Company's Chief Strategy Officer and Director, and Hongxiang Yu, the Chairman and Director, for $10 million, (iii) the sale of the Company's discontinued businesses and interests in its ongoing businesses to Si Chen, the then-Chairman of the Company, and (iv) the appointment of WWC, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

Additional information regarding the annual meeting of the stockholders can be found in the Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

For more information please contact:

Chen Xing
+86 539-731-7959
dongshiban@163.com